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                                                                   EXHIBIT 10.23

                              CONTRACT FOR SERVICES


BETWEEN:

          IMAGIS TECHNOLOGIES INC., having its primary address at 1630 - 1075 W. Georgia St., Vancouver, BC, V6E 3C9 Canada, hereinafter "Imagis"

AND:

          TRIVETT HOLDINGS LTD., with a primary address at 2683 Countrywoods Drive, Surrey British Columbia V3S 0E6, hereinafter "Trivett"

WHEREAS:

     (a) Trivett is an independent contractor engaged in the business of providing various corporate and consulting services to business ventures;


     (b)  Imagis wishes to engage the services of Trivett;


     (c) The parties have mutually agreed to evidence the terms of Trivett's service to Imagis by this Agreement;


WITNESS that in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties mutually agree as follows:

                                     PART 1

                                 INTERPRETATION


1. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

     (a) "this Agreement" means this agreement for services from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof,


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     (b)  the words "herein", "hereof" and "hereunder" and other words of similar import refers to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision,

     (c) all references to currency mean Canadian dollars (CDN$), unless otherwise specified,

     (d) a reference to an entity includes any entity that is a successor to such entity,

     (e) a reference to a Part is to a part of this Agreement, and the symbol ss. followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or sub-clause of this Agreement so designated,

     (f) the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof, and

     (g) a reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation, which supplements or supersedes such statute or regulations.


                                     PART 2

                                   ENGAGEMENT

ENGAGEMENT

2.1 Imagis hereby retains Trivett to provide services to Imagis and Trivett hereby agrees to be so retained, upon and subject to the terms and conditions hereinafter set forth for the duration of this Agreement.


TERM

2.2 This Agreement will extend for 12 months unless renewed or terminated as in the manner provided for under this Agreement. The term of such Agreement will be renewed, on the same terms and conditions set out herein, for successive 12 month periods if

     (a) 90 days before the expiry of such term Imagis has not exercised its rights under Part 6 to terminate this Agreement, and

     (b) 60 days before the expiry of such term Trivett gives Imagis notice of his desire to
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          renew the term for an additional 12 months.

     The initial 12-month term will commence on July 15, 2003.


TERM OF REFERENCE

2.3 Imagis engages Trivett to perform the following services (the "Consulting Services").

     Roy Trivett will operate for and on behalf of Imagis as the President and Chief Executive Officer, on a consulting basis, reporting directly to the Board of Directors ("Board").


                                     PART 3

                                  COMPENSATION
TOTAL COMPENSATION

3.1 Your compensation will consist of a monthly fee (the "Fee") of C$13,850. Trivett Holdings will submit an invoice covering services rendered during each monthly period plus Goods and Services Tax. In addition, a bonus will be earned, based on annual corporate performance, as described in detail below:

     (a) Fee - Your Fee will paid as $6,000 cash with the balance paid in shares at the average price each month, until such time as the company achieves financial stability as determined by the Board of Directors.

     (b) Bonus - The annual cash performance bonus will be 40% of cumulative fee paid to you in each year, or partial year, based on Imagis having completed a profitable calendar year or partial year. Profitability will be calculated independently of the tax return statements and will be based on terms agreed to by the Board that will take into consideration appropriate amortization for marketing and development expenses. The cash payments will be made subject to Imagis having sufficient working capital to maintain its operations, net of the payment, for a period of not less than two subsequent fiscal quarters.

     (c) Car Allowance - Your car expenses will be reimbursed via a monthly allowance of $500.

STOCK OPTIONS

3.2 As President and CEO of the Company, you are entitled to Options Package providing for the grant of options on a minimum of 5% of the issued shares of the company over a period not to exceed 30 months as follows:


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     a)   Your initial options grant will be 250,000 options with an exercise price equal to the closing price of the shares on the day of acceptance of this agreement subject to TSX Venture Exchange approval.

     b) Within 6 months of the acceptance of this offer or within 5 working days of the completion of any new financing and/or restructuring, whichever occurs first, (the "Triggering Event") it is the commitment of the Board to allocate to you sufficient additional options for you to maintain your total number of shares under option at, or above, 5% of the issued shares of the company. The additional options will be issued at an exercise price equal to the closing price of the shares on the day of acceptance of this agreement subject to TSX Venture Exchange approval. These additional options will vest as follows:

          o Upon occurrence of the Triggering Event such additional options as required to increase the total number of vested options to equal 2% of the then issued shares of the company will vest immediately.

          o On the first anniversary of the Triggering Event such additional options as required to increase the total number of options vested to equal 3.5% of the then issued shares vest immediately.

          o On the second anniversary of the Triggering Event additional options as required to increase the total number to equal 5% and vest immediately.

          o Should any event occur that results in a change of control of the Company such as, but not limited to, being acquired either directly or indirectly by way of a reverse take over, a pro-rata, accelerated vesting of the options will occur such that your total number of vested options will be equal to a number calculated by dividing the number of months since the signing of this agreement by 30 and multiplying this fraction by the total number of options allocated with the provision that this will result in no less than 2% of the issued and outstanding shares of the company being issued to you as fully vested options.

     c) If any shares under option are exercised, additional options will be issued, at the then current share price, to maintain your share option count at 5% of the outstanding shares of the company.

EXPENSES

3.3 Imagis will reimburse Trivett all reasonable travel expenses, including car rentals, food and lodging and sundry expenses, and all other reasonable expenses incurred in connection with him providing service hereunder to Imagis promptly on receiving all appropriate and complete vouchers or receipts.


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REVIEW

3.4 At the end of the first anniversary of this Agreement and annually thereafter, the Compensation Committee of Imagis will carry out an objective review of the compensation provided herein with regards to any developments within Imagis, and, if warranted, the Fee may be increased (but not decreased).

OTHER

3.5  Imagis assumes that you will take four (4) weeks vacation per annum.


                                     PART 4

                                    COVENANTS

NON-COMPETITION

4.1 Without the consent of Imagis, Trivett will not, during the term of this Agreement, whether directly or indirectly, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, joint venture, partnership, company or corporation as principal, agent, or shareholder or in any other manner whatsoever, (a) engage in any business (directly or through any kind of ownership or other arrangement other than ownership of securities of publicly held corporations), (b) accept employment with, (c) provide services to, or (d) carry on, be engaged in, concerned with or interested in any person or person, firm, association, syndicate, joint venture, partnership, company or corporation engaged in, concerned with or interested in any business primarily involved in similar activities in any country in which Imagis operates, or is actively considering, or take any other action inconsistent with the relationship of a board member to his corporation.

4.2 Subject to the limitation contained in 4.1, 4.3 and 4.4, Trivett may make investments for its own account and in any business or enterprise whatsoever.


NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES

4.3 Trivett shall not, without the specific prior written consent of the Board, during the term of this Agreement and for a period of one year after the termination of the Agreement, either on its own behalf or on behalf of any other person, solicit the services of or entice away any person employed by or otherwise providing services to the other Company or its direct or indirect subsidiaries to transfer business to any other person. However, nothing herein



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     will prevent Trivett from continuing to carry on personal activities with employees of Imagis to the extent that such activities were ongoing at the date of the Agreement.

NOTICE OF CONFLICT

4.4 If the Board determines that Trivett is engaging in conflicting activity and causes Trivett to be so advised in writing, Trivett will thereafter discontinue such activity within 30 days after such notice, or such longer period as the Board agrees, and Trivett will, within such 30-day period, certify in writing to Imagis that he has discontinued such activity.

SURVIVAL

4.5 The obligations of Trivett 4.3 shall, except as otherwise provided herein, survive the expiration or termination of this Agreement and shall terminate one year after the termination of this Agreement.


                                     PART 5

                                DUTIES OF TRIVETT

DUTIES

5.1 You will be responsible for all aspects of the Company, including strategic planning, marketing, sales, corporate development, customer service, technology, operations, and finance/administration.

     You will continue as a Director of Imagis.

     With prior notification to Imagis and with Imagis' prior written consent, which consent will not be unreasonably withheld, Trivett may delegate or subcontract the performance of any Consulting Service to any other Person (as hereinafter defined). For the purposes of this Agreement, "Person" includes, without limitation, any individual, firm, corporation, association, partnership, joint venture, consortium, trust or other entity.

RELATIONSHIP OF PARTIES

5.2 Trivett in performing its duties hereunder is acting as an independent contractor and in providing the Consulting Service, shall not be considered an employee of Imagis and, as such, entitled to any benefit plans to which regular employees of Imagis are entitled. Trivett hereby acknowledges that he is responsible for remitting his own taxes and any contributions required by law to be remitted and Imagis shall have no responsibility in respect of any failure by Trivett to properly remit such amounts when due, and Trivett agrees to indemnify and save Imagis harmless from and against assessments, losses or



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     penalties actually incurred by Imagis in this respect.

CONFIDENTIAL INFORMATION

5.3  Trivett hereby covenants, agrees and acknowledges as follows:

     (a) Trivett has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of Imagis, its subsidiaries and affiliates (collectively, the "Companies"), including but not limited to

          (i) business plans, operating, plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, prospect- and customer lists, patents, devices, software programs, reports, correspondence, tangible property and specifications owned by or used in the businesses of one or more of the Companies,

          (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations, and

          (iii) other tangible and intangible properties, which are used in the business and operations of the Companies but not made publicly available.

     The information and trade secrets relating to the business and operations of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information that is or becomes generally publicly available (other than as a result of violation of this Agreement by Trivett) or (b) that Trivett receives on a non-confidential basis from a source (other than Imagis, its affiliates or representatives) that is not known by it to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.

     (b) Trivett hereby assigns to Imagis, in consideration of its engagement, all Confidential Information developed by or otherwise in the possession of Trivett at any time during the term of this Agreement, whether or not made or conceived during working hours, alone or with others, which relates to businesses or proposed businesses of any of the Companies, and Trivett agrees that all such Confidential Information shall be the exclusive property of the Companies. Upon request of the Board of Directors of Imagis, Trivett shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information.

     (c) Trivett shall not disclose, use or continue to make known for his or another's benefit



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          any Confidential Information or use such Confidential Information in any way except in the best interests of the Companies in the performance of Trivett' duties under this Agreement. Trivett may disclose Confidential Information when required by applicable law or judicial process, but only after notice to Imagis of Trivett' intention to do so and opportunity for Imagis to challenge or limit the scope of the disclosure.

     (d) Trivett acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this ss.5.7 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Imagis from pursuing any other rights and remedies available for such breach or threatened breach.

     (e) Trivett agrees that upon termination of its engagement by Imagis for any reason, Trivett shall forthwith return to Imagis all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by Trivett during, the period of its engagement with Imagis.

     (f) Trivett agrees for a period of one year after the termination of this Agreement not to pursue any business opportunities that were developed or evaluated at Imagis during his tenure at Imagis, except such business opportunities which have been declined by Imagis.

     (g) The obligations of Trivett under this ss.5.3 shall, except as otherwise provided herein, survive the expiration or termination of this Agreement and shall terminate one year after the termination of this Agreement.

                                     PART 6

                                   TERMINATION

TERMINATION BY EITHER PARTY

6.1 The Company may terminate this agreement without cause upon notice to you as follows:

     a) If notice is given during the first three months of this agreement, one (1) months notice or payment-in-lieu based on the Fee;

     b) If notice is given after three months of this agreement, three (3) months notice or payment-in-lieu based on the Fee;


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     c)   If notice is given after nine (9) months of this agreement, six (6)
          months notice or payment-in-lieu based on the Fee.

     The notice from Imagis will become the Termination Allowance. Notwithstanding any provision herein, Imagis will be entitled to terminate this Agreement for cause or for any breach by Trivett of any material covenant of this Agreement, in which case Trivett will have no benefit of the Provision under this Part 6.


EFFECT OF OTHER ENGAGEMENTS

6.2 The obligation of Imagis to make payment as provided in ss.6.1, will not be affected by, and the amount of any such payment will not be reduced by virtue of, Trivett engaging in business on its own behalf or with others (except to the extent same is in conflict with ss.4.1 or 4.3), at any time after termination hereunder.

ELECTION BY TRIVETT

6.3 Trivett may by notice to Imagis elect to take the termination allowance to which it is entitled under ss.6.1 in a lump sum payment or in installments over such period as it may specify.


RIGHTS OF TRIVETT CUMULATIVE

6.4 The rights, powers and remedies of Trivett provided in this Agreement are cumulative and do not affect any right, power of remedy otherwise available to Trivett at law or in equity.

RETURN OF PROPERTY

6.5 On the effective date of termination Trivett will deliver up to the Company, in a reasonable state of repair, all property, both real and personal, including documents and copies thereof, owned, leased or bailed to Imagis and used by or in the possession of Trivett.


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                                     PART 7

                                    LIABILITY
LIABILITY

7.1 Imagis assumes no responsibility to third parties for any costs, losses, damages, claims or liability of whatever nature resulting from any act or omission in the performance of the Consulting Services by Trivett. Trivett shall assume all risks related to the execution of all obligations arising, under this Agreement and shall defend indemnify and save harmless Imagis from all liabilities, suits, actions, losses, costs (including reasonable attorneys fees), damages, claims and demands arising out of such execution (or non-execution) or resulting from its acts or omissions.


7.2 Notwithstanding ss.7.1, if Trivett or any of its officers, directors or employees is or is threatened to be joined as a defendant in legal proceedings with Imagis in respect of a matter that does not primarily arise out of an act or omission of Trivett or the execution by Trivett of any obligation under the Agreement, Imagis shall indemnify and save Trivett harmless from all liabilities, suits, actions, losses, costs (including reasonable attorney fees), damages, claims and demands arising out of or pertaining to such actual or threatened joinder.

                                     PART 8

                                     GENERAL

REASONABLENESS OF RESTRICTIONS AND COVENANTS

8.1 Trivett confirms and agrees that the covenants and restrictions pertaining to Trivett contained in this Agreement are reasonable and valid and hereby further acknowledges and agrees that Imagis would suffer irreparable injury in the event of any breach by Trivett of its obligations under any such covenant or restriction. Accordingly, Trivett hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that Imagis shall be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining Trivett from any such breach.


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SET-OFF

8.2 Trivett hereby authorizes Imagis to set off against any amounts payable to Trivett hereunder any bona fide indebtedness of Trivett to Imagis with respect to this Agreement that has been recorded on the books and records of Imagis and of which Trivett has been given written notice of and to make deductions and to retain any portions of such payments to satisfy any such indebtedness, to the extent permitted by law.

ASSIGNMENT

8.3 Neither of the parties may assign any right, benefit or interest in this Agreement without the written consent of the other, and any purported assignment without such consent will be void.

SEVERABILITY

8.4 If any provision of this Agreement is unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

WAIVER AND CONSENT

8.5 No consent or waiver, express or implied, by any party to or of any breach or default by any other parry of any or all of its obligations under this Agreement will

     (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section,

     (b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation,

     (c)  constitute a general waiver under this Agreement, or

     (d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

NOTICE

8.6 Every notice, request, demand or direction (each, for the purposes of this section, a "notice") to be given pursuant to this Agreement by any party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in



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     any government post office or by email, or other similar form of written communication, in each case, addressed as above or as follows:

     If to Trivett at:

     email: roy@trivett.com
     Attention: Roy Trivett

     If to Imagis at:

     email: RevellGrp@comcast.net
     Attention: Oliver "Buck" Revell, Chairman

     or to such other address as is specified by the particular party by notice to the other.


8.7 Any notice delivered or sent in accordance with ss.8.6 will be deemed to have been given and received

     (a)  if delivered, or emailed on the day of delivery,

     (b) if mailed, on the earlier of the day of receipt and the sixth business day after the day of mailing, or

     (c) if sent by any form of written communication, on the first business day following the day of transmittal.

BINDING EFFECT

8.8 This Agreement will ensure to the benefit of and be binding upon the respective legal representatives, successors and permitted assigns of the parties.

TIME OF ESSENCE

8.9 Time is of the essence in the performance of each obligation under this Agreement.

GOVERNING LAW

8.10 This Agreement shall be governed by and construed in accordance with the laws of Province of British Columbia, Canada.


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COUNTERPARTS

8.11 This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.


IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of July 15, 2003.



Per:     ___________________________
         Name: Roy Trivett
         Title: Consultant


Per:     ___________________________
         Name: Oliver "Buck" Revell
         Title: Chairman, Imagis Technologies Inc.


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